UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Date of report)	October 6, 2010
(Date of earliest event reported)	October 4, 2010

ONEOK, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK
(Address of principal executive offices)

74103
(Zip code)

(918) 588-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01
Regulation FD Disclosure

On Oct. 4, 2010, ONEOK Partners, L.P. announced plans to invest $300 million to $355 million between now and the end of 2012 in additional projects in the Bakken Shale in the Williston Basin. A copy of the news release is attached as Exhibit 99.1 and incorporated herein by reference.

Non-GAAP Financial Measures

ONEOK Partners disclosed in its news release anticipated earnings before interest, taxes, depreciation and amortization (EBITDA) and distributable cash flow (DCF) levels that are non-GAAP financial measures.  ONEOK Partners uses EBITDA and DCF as measures of its financial performance.  ONEOK Partners defines EBITDA as net income adjusted for interest expense, depreciation and amortization, income taxes and allowance equity funds used during construction.  ONEOK Partners defines DCF as EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash distributions received and certain other items.

ONEOK Partners believes that the non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within its industry.

EBITDA and DCF should not be considered an alternative to net income, earnings per unit or any other measure of financial performance presented in accordance with GAAP.

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable to similarly titled measures of other companies.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that ONEOK Partners has available for distributions or that ONEOK Partners plans to distribute for a given period, nor do they equate to available cash as defined in the partnership agreement.

Item 9.01	Financial Statements and Exhibits Exhibits
99.1 News release issued by ONEOK Partners, L.P. dated October 4, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.
Date:	October 6, 2010	By:	/s/ Curtis L. Dinan
Senior Vice President, Chief Financial Officer and Treasurer

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